Exhibit 10.10

[WORKDAY LOGO]
February 15, 2015

Phil Wilmington

Dear Phil,

Workday, Inc. (“Workday”) is happy to offer you a position as Executive Vice President, Worldwide Sales reporting to Mike Stankey. Your planned start date is February 23, 2015 with an initial starting salary of $300,000 per year, which is payable according to Workday’s payroll cycle, and subject to applicable federal and state taxes. In addition, you will be eligible to participate in a variable (“incentive”) compensation plan, in which your award will be targeted at 100% of your annual base salary (annual target of $300,000). Your award under this plan will be determined based on your performance against goals we agree upon in advance. The actual award amount will be determined and paid out on a bi-annual basis (based on a six month target of $150,000).

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted restricted stock units (RSUs) of the Company’s Class A Common Stock with an approximate value of $12,000,000 USD. The number of shares will be determined on the 1st of the month prior to your stock grant being approved by dividing the USD value above by trailing 20-day simple moving stock price. You will vest in these shares at the rate of 1/4 of the RSU shares after 12 months of continuous service from your vesting start date, then in equal quarterly installments of 1/16th of the total RSU shares, fully vesting in 4 years from your vesting start date. Your vesting start date will be the 15th of the month after your RSU grant is approved. Your RSU grant will be subject to the terms and conditions applicable to stock granted under the Company’s 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement.

In addition, as a Workday senior executive, you will participate in a change in control plan adopted by Workday’s Board of Directors that will provide benefits if, following a change in control of Workday, your employment is terminated other than for cause or due to your voluntary resignation for good reason. In your case, the benefits under the plan will be no less than a payment in the amount of 100% of your base compensation and accelerated vesting of 50% of your unvested equity awards as of the date of the change in control. The change in control plan will provide for typical definitions of “cause”, “good reason” and “change in control”. For the avoidance of doubt, in the case of termination due a change in control as defined above, this change in control provision will prevail over and above any other terminations conditions in this letter.

Your employment with Workday is “at-will”, meaning either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this at-will employment policy can only be made in writing by the President of Workday. In particular, this at-will employment policy cannot be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer and your start date are contingent upon successfully completing and passing all applicable background checks.

Workday has its own way of doing business and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts a position with us will hold themselves to these same standards. No employee should reference, use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This job offer is contingent upon your acceptance of Workday’s Proprietary Information and Inventions Agreement and must be returned with this signed letter by February 18, 2015 or the offer will expire. Like all Workday employees, you are also required, as a condition of your continued employment, to comply with Workday’s Employee Handbook as it may be updated and/or revised periodically.

Sincerely,
/s/ Ashley Goldsmith
Ashley Goldsmith
Chief Human Resources Officer

The foregoing is accepted and correctly states our arrangement.

By:	/s/ Phil Wilmington
Dated:	2/23/2015